EXHIBIT 11.1A

                           TEI, INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

               for the Three Months Ended March 31, 1998 and 1997
                                   (unaudited)

                                                                      1998                  1997
                                                                 ---------------       --------------
Computation of basic and diluted earnings per common
share for the three monthsended March 31:

    Net income (loss) applicable to common stock..........       $       (90,575)      $     (144,153)
                                                                 ===============       ==============
    Weighted average number of common shares outstanding..            14,251,012           14,244,012
    Common shares issuable under employee stock option plan                   --                   --
    Less shares assumed repurchased with proceeds.........                    --                   --
                                                                 ---------------       --------------
        Weighted average common shares outstanding........            14,251,012           14,244,012
                                                                 ===============       ==============
            Basic and diluted earnings (loss) per common share   $        (0.01)       $       (0.01)
                                                                 ===============       ==============